Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum consultants, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the incorporation of reference of, our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics of Earthstone Energy, Inc. as of December 31, 2022, included in or made part of this Registration Statement on Form S-4, including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

Sincerely,

/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E. President Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
September 5, 2023